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                                                                Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:  Hall Wendel, Jr., Matt Parks            Chris Malecek
          Polaris Industries Inc.                 Shandwick USA
          612-542-0500                            612-832-5000


                       POLARIS TO ENTER MOTORCYCLE MARKET
                  Made in U.S.A. Motorcycles Available in 1998

     MINNEAPOLIS (FEB 19, 1997) - Polaris Industries Inc. (NYSE/PSE: PII) today announced that it is adding motorcycles to its line of businesses with the introduction of a made-in-the-U.S.A. cruiser under the brand name "VICTORY", available in limited quantities in the spring of 1998.

     "Entering the motorcycle market is a logical extension of our diversification strategy," said Polaris Chairman and Chief Executive Officer W. Hall Wendel, Jr.. "We have the 'Polaris' name, the engineering and marketing expertise, the manufacturing infrastructure, and the dealer and distributor network worldwide to effectively compete in this marketplace. We've competed successfully against Honda, Yamaha, Kawasaki and Suzuki in our other businesses."

     Wendel said that expenses related to the development of the company's motorcycles are reflected in its expectations for 1997 net income in excess of 1996's record level. Engines for the motorcycles will be built at the Polaris engine plant in Osceola, Wisconsin and the motorcycles will be manufactured at the company's Spirit Lake, Iowa plant.

     Wendel said that, as with prior introductions of new product lines, the company will emphasize keeping its break even point low and carefully managing growth to steadily higher production volumes. "We've been successful in achieving balance and profitable growth through expansion into the all-terrain vehicle (ATV) and personal watercraft (PWC) markets. With the decision to enter the motorcycle market, we're continuing a strategy that we have already proven successful." Polaris is the only company that ranks among the top three in market share for snowmobiles, ATVs and PWC.

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Polaris to Enter Motorcycle Market
Page 2 of 2

     Wendel noted that the motorcycle market is larger than both the personal watercraft and snowmobile markets in which Polaris already successfully competes. The worldwide market for cruiser motorcycles is estimated at over 200,000 units annually and cruiser motorcycle sales have nearly doubled in the last five years. The company expects that its large base of existing customers will be among the early buyers of the new line of motorcycles. "Customers who ride Polaris products are a loyal group who crave adventure, love the outdoors, and embrace the sense of freedom that our machines deliver. Furthermore, some 30 percent are already active motorcyclists," said Wendel.

     All Polaris businesses are run as strategic business units, and Matt Parks will be the General Manager for motorcycles, reporting to Ken Larson, Polaris President and Chief Operating Officer.

     Polaris Industries Inc. designs, engineers, manufactures and markets snowmobiles, all-terrain vehicles and personal watercraft for recreational and utility use. Polaris is the world's largest snowmobile manufacturer and one of the largest U.S. manufacturers of ATVs and personal watercraft. Polaris Industries Inc. trades on the New York Stock Exchange and the Pacific Stock Exchange under the symbol "PII."

     Except for historical information contained herein, the matters set forth in this news release, including management's expectations regarding 1997 net income, are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially from those forward-looking statements. Potential risks and uncertainties include such factors as product offerings and pricing strategies by competitors; warranty expenses; foreign currency exchange rate fluctuations; environmental and product safety regulatory activity; effects of weather; uninsured product liability claims; and overall economic conditions, including inflation and consumer confidence and spending. Investors are also directed to consider other risks and uncertainties discussed in documents filed by the company with the Securities and Exchange Commission.

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